Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160849
PROSPECTUS SUPPLEMENT NO. 8

American Defense Systems, Inc.
5,695,505 Shares
Common Stock

This prospectus supplement no. 8 supplements our prospectus dated August 10, 2009, as supplemented by prospectus supplement no. 1 dated August 14, 2009, prospectus supplement no. 2 dated August 27, 2009, prospectus supplement no. 3 dated September 22, 2009, prospectus supplement no. 4 dated October 27, 2009, prospectus supplement no. 5 dated November 2, 2009, prospectus supplement no. 6 dated April 22, 2010 and prospectus supplement no. 7 dated April 22, 2010, that relates to the offer and sale of 5,695,505 shares of common stock that may be sold from time to time by the selling stockholders identified in the prospectus. We will not receive any proceeds from the sale of common stock covered by the prospectus.

Our common stock is traded on the NYSE Amex under the symbol EAG. The closing sales price for our common stock on April 29, 2010 was $0.33 per share.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission (or SEC) on April 27, 2010 and Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2010, which are attached below. This prospectus supplement should be read in conjunction with the prospectus, as supplemented by prospectus supplement nos. 1 through 7.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 2 of the prospectus and page 16 of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010 before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus, prospectus supplement nos. 1 through 7 or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 30, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): April 27, 2010 (April 21, 2010)

American Defense Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33888	83-0357690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 DUFFY AVENUE
HICKSVILLE, NY 11801
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:  (516) 390-5300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           Gary Sidorsky resigned from the Board of Directors of American Defense Systems, Inc. (“Company”) effective April 21, 2010.  Mr. Sidorsky’s resignation is not the result of any disagreement between Mr. Sidorsky and the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2010

AMERICAN DEFENSE SYSTEMS, INC.

By:	/s/ Gary Sidorsky
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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American Defense Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN DEFENSE SYSTEMS, INC.
230 Duffy Avenue
Hicksville, New York 11801

April 30, 2010

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of American Defense Systems, Inc., which will be held at our headquarters, 230 Duffy Avenue, Hicksville, New York 11801, on May 26, 2010, at 10:00 a.m., local time. Our board of directors and management look forward to personally greeting those stockholders able to attend.

At the annual meeting, you will be asked to elect two directors for a three-year term and to ratify the appointment of our independent registered public accounting firm for 2010. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement.

Our board of directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of the appointment of our independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, we urge you to use our Internet or telephone voting system, or to complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope as soon as possible so that your shares will be represented at the annual meeting. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Voting through our Internet or telephone voting system, or by written proxy will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support and look forward to seeing you at the annual meeting.

Sincerely,

Anthony J. Piscitelli
Chief Executive Officer, President and Chairman

AMERICAN DEFENSE SYSTEMS, INC.
230 Duffy Avenue
Hicksville, New York 11801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2010

The Annual Meeting of Stockholders of American Defense Systems, Inc., a Delaware corporation, will be held at our headquarters, 230 Duffy Avenue, Hicksville, New York 11801, on May 26, 2010, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors to serve for a three-year term expiring at the 2013 annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal;
2.	To ratify the appointment of Marcum LLP as the independent registered public accounting firm of our company for the fiscal year ending December 31, 2010; and
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only holders of our common stock and/or Series A Convertible Preferred Stock of record at the close of business on April 8, 2010 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet or telephone voting system, or to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously returned a proxy.

By the Order of the Board of Directors

Fergal Foley Chief Operating Officer and Secretary

Hicksville, New York
April 30, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010.

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended
December 31, 2009 are available without charge at
http://phx.corporate-ir.net/phoenix.zhtml?c=219879&p=proxy

AMERICAN DEFENSE SYSTEMS, INC.
230 Duffy Avenue
Hicksville, New York 11801

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS

Q:	When and where is the annual meeting?
A:	Our annual meeting of stockholders is being held on May 26, 2010 at 10:00 a.m. at our headquarters, 230 Duffy Avenue, Hicksville, New York 11801.
Q:	Why am I receiving these materials?
A:	You are receiving a notice of annual meeting, proxy statement, annual report, and a proxy card or voting instruction form because you owned shares of our common stock and/or Series A Convertible Preferred Stock on April 8, 2010, the record date for determining the stockholders entitled to vote at the annual meeting. This proxy statement contains detailed information relating to the proposals on which we would like you, as a stockholder, to vote. The proxy card or voting instruction form is used for voting on the proposals.
Q:	How many shares must be present to hold the meeting?
A:	To hold the meeting, a quorum must be present. A quorum is the holders of a majority in voting power of our outstanding shares of stock entitled to vote at the meeting (consisting of common stock and Series A Convertible Preferred Stock), which may be represented at the meeting either in person or by proxy. Proxies received but marked as abstentions or containing broker non-votes on a particular matter will be included in the calculation of the number of shares entitled to vote for the purpose of determining the presence of a quorum.
Q:	What am I voting on?
A:	You are being asked to vote on two proposals. The first proposal is to elect two directors to serve for a three-year term expiring at the 2013 annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal. The second proposal is to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
Q:	How does our company’s board of directors recommend I vote?
A:	Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors has determined that the proposals are advisable and in your best interests and unanimously recommends that you vote:

“FOR” the proposal to elect two directors to serve for a three-year term expiring at the 2013 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation or removal; and

“FOR” the proposal to ratify the appointment of Marcum LLP as the independent registered public accounting firm of our company for the fiscal year ending December 31, 2010.

Q:	How many votes do I have?
A:	Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held and 500 votes per share of our Series A Convertible Preferred Stock held, as of the record date, on the matters to be voted on at the meeting. On the record date, there were issued and outstanding 47,858,957 shares of our common stock and 15,000 shares of our Series A Convertible Preferred Stock.
Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?
A:	Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. If you are a stockholder of record, we have enclosed a proxy card for your use in voting your shares.

Beneficial Owner

If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares, but unless you receive a proxy from your broker, you cannot vote your shares directly or by proxy you must instruct your broker or other nominee as to how to vote your shares. You also are invited to attend the annual meeting. To vote your shares at the meeting, you will need a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Q:	How do I vote my shares?
A:	If you are a stockholder of record, there are three ways for you to vote by proxy:
1.	Log on to the Internet at http://www.proxyvoting.com/eag and follow the instructions at that site;
2.	Call 1-866-540-5760 and follow the instructions; or
3.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote for each proposal, and return the proxy card in the postage prepaid envelope provided.

Telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to the annual meeting date.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, Fergal Foley and Gary Sidorsky, as the proxies designated by our board of directors to act on behalf of stockholders, will vote your shares “FOR” the proposals as recommended by the board.

If you are the beneficial owner of shares held in street name, you will receive a voting instruction form directly from your broker, bank or other nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

1.	Via the Internet;
2.	By telephone; or
3.	By completing, signing and returning the voting instruction form in the accompanying prepaid envelope.

Whether you are a stockholder of record or the beneficial owner of shares, you will need to have your proxy card or voting instruction form in hand when you call or log on to the Internet.

Q:	What do I do if I change my mind after I vote my shares?
A:	If you are a stockholder of record, you may change your vote at any time prior to the vote at the annual meeting by:
1.	Re-voting by telephone or via the Internet prior to 11:59 p.m. Eastern Time the day prior to the annual meeting (only your latest vote will be counted);
2.	Submitting another proxy card with a later date (again, only your latest vote will be counted);
3.	Sending written notice to our Secretary (which must be received at our corporate headquarters prior to the vote at the annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or
4.	Voting in person at the annual meeting.

If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker, bank or other nominee. You also may vote in person at the annual meeting if you obtain a legal proxy from your broker or other nominee authorizing you to vote at the meeting.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request such a revocation or submit a vote at the meeting. If you are a stockholder of record and wish to vote at the meeting, you may do so by presenting your completed proxy card or ballot to the judge of election. If you are a beneficial owner of shares held in street name and wish to vote at the meeting, you must present a legal proxy from your broker or other nominee to the judge of election along with your ballot.

Q:	How are the votes counted?
A:	All votes will be tabulated by the inspector of election appointed for the annual meeting who will separately tabulate affirmative and negative votes, and abstentions.
Q:	What are the required votes for the respective proposals to pass?
A:	For the proposal to elect two directors to serve for a three-year term expiring at the 2013 annual meeting or until their successors are duly elected and qualified or until their earlier resignation or removal, assuming that a quorum is present, a plurality of affirmative votes properly cast, in person or by proxy, by holders of our common stock and Series A Convertible Preferred Stock, voting together as a single class, is required. For the proposal to ratify the appointment of Marcum LLP as the independent registered public accounting firm of our company for the fiscal year ending December 31, 2010, assuming that a quorum is present, a majority of affirmative votes properly cast, in person or by proxy, by holders of our common stock and Series A Convertible Preferred Stock, voting together as a single class, is required. Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be deemed as having been voted on the proposals and thus will not be counted for purposes of determining whether a proposal has been approved.

Q:	Will my shares be voted if I do not sign and return my proxy card or voting instruction form?
A:	If you are a stockholder of record and do not provide a proxy, your shares will not be voted unless you attend the meeting and vote your shares. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker or other nominee may either use its discretion to vote your shares on “routine” matters or leave your shares unvoted. The election of directors set forth in Proposal 1 is considered “non-routine” by the NYSE Amex. Accordingly, your broker or other nominee will not be able to vote without your instructions with respect to Proposal 1. The ratification of the appointment of Marcum LLP as our independent registered public accounting firm set forth in Proposal 2 is considered “routine” by the NYSE Amex. Your broker or other nominee will be able to vote without your instructions with respect to Proposal 2.
Q:	What does it mean if I get more than one proxy card or voting instruction form?
A:	It may mean that you have multiple accounts at the transfer agent or hold your shares in more than one brokerage account. Please provide voting instructions for all proxy cards and voting instruction forms that you receive. If you are a stockholder of record, we encourage you to contact our transfer agent to obtain information about how to combine your accounts. You may contact our transfer agent at the following address and telephone numbers:

BNY Mellon Shareowner Services
480 Washington Boulevard
Jersey City, New Jersey 07310
Telephone: (877) 277-2068

Q:	Who pays the cost of proxy solicitation?
A:	We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2011 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or Exchange Act, by the Securities and Exchange Commission, or SEC, must be received at our principal executive offices not later than December 30, 2010, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our bylaws, stockholders who wish to submit a proposal at the 2011 annual meeting, other than one that will be included in our proxy statement, must notify us no earlier than the close of business on January 26, 2011 and no later than the close of business on February 25, 2011, unless the date of the 2011 annual meeting of the stockholders is more than 30 days before or more than 70 days after the one-year anniversary of the 2010 annual meeting. Such notice of a stockholder proposal must contain the information required by our bylaws. If a stockholder who wishes to present a proposal fails to notify us by the close of business on February 25, 2011and such proposal is brought before the 2011 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2011 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. Stockholders should submit their proposals to American Defense Systems, Inc., 230 Duffy Avenue, Hicksville, New York, 11801, Attention: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by resolution of our board of directors. Presently, the number of directors comprising our board of directors is eleven, nine of which are divided into three classes, with one class standing for election each year for a three-year term and two of which (the “Series A Directors”) are elected annually by holders of our Series A Convertible Preferred Stock, voting as a single class. At each annual meeting of stockholders, the Series A Directors and directors of a particular class are elected for one year and three year terms to succeed the directors whose terms are expiring, respectively. Richard Torykian and Victor Trizzino are in the class of directors whose term expires at the 2010 annual meeting of stockholders (the “Class II Directors”), and Messrs. Torykian and Trizzino have been nominated by our board of directors for re-election for a three-year term expiring in 2013. Currently, there are no Series A Directors. Anthony Piscitelli, Fergal Foley and Stephen Seiter are in the class of directors whose term will expire in 2011. Alfred Gray and Pasquale D’Amuro are in the class of directors whose term will expire in 2012. Christopher Brady, who was in the class of directors whose term would expire in 2012, resigned from our board of directors on September 18, 2009. Gary Sidorsky, who was in the class of directors whose term would expire at the 2010 annual meeting of stockholders, resigned from our board of directors on April 21, 2010. Our board of directors is currently seeking to fill the vacancies resulting from the resignations of Messrs. Brady and Sidorsky.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Torykian and Trizzino currently are members of our board of directors. In the event that one of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Class II Directors Standing for Election

Richard P. Torykian, Sr., 70, has been a member of our board of directors since December 2007. He currently serves as Chairman and Chief Executive Officer of Torykian Capital Advisors, LLC, which he founded in April 2009. Mr. Torykian previously worked at Lazard Freres & Company from May 1986 to April 2009, most recently as a Director. He is a member of the Board of Sponsors, Mercy Hospital, Rockville Centre, NY and was the founding chairman of the Chaminade High School Development Fund. He is a Trustee Emeritus of the Intrepid Sea-Air-Space Museum headquartered aboard the USS Intrepid. Mr. Torykian received his BA in Chemistry from St. Michaels College, MS in Chemistry from St. Joseph’s University and MBA in Finance from Adelphia University. From August 2007 to March 2010, Mr. Torykian was a member of the board of directors of Protective Products of America, Inc. (formerly known as Ceramic Protection Corporation), whose securities traded on the Toronto Stock Exchange until January 2010. He also served as a director of Flagship Global health, Inc., an Over-the-Counter bulletin board company, from February 2006 to August 2008. Mr. Torykian also provides consulting services to us. Please see “Transactions with Related Persons” for additional information.

Victor F. Trizzino, 68, has been a member of our board of directors since April 2008. Since December 2002, Mr. Trizzino has served as Vice President of Business Development for Valiant Solutions, Inc., a privately owned workforce management solutions provider. Mr. Trizzino’s prior business experience includes serving in various executive management positions at Standard Microsystems Corporation (NASDAQ GS: SMSC) from 1980 through 1995, and as President and Chief Executive Officer and a member of the board of directors from 1988 through 1995. From 1995 to 2002, Mr. Trizzino provided consulting services to organizations in various business sectors. Mr. Trizzino received his Bachelor of Business Administration Degree from Iona College. He also attended M.B.A. courses at St. John’s University.

Continuing Directors with Terms Expiring in 2011

Anthony J. Piscitelli, 62, has served as our Chairman of the Board and Chief Executive Officer since our founding in 2002, and as our President since our founding through June 2004 and again from August 2005 to the present. Mr. Piscitelli is the Chairman of the Board and Chief Executive Officer of A. J. Piscitelli & Associates, Inc., our predecessor and wholly owned subsidiary, since its formation in 1994, and the President and Director of the American Institute for Defense and Tactical Studies, Inc., our wholly owned subsidiary, since its formation in 2008. Mr. Piscitelli has over 26 years of industry experience and has been active in all phases of the security business. Mr. Piscitelli received his Bachelor of Arts degree in Political Science from St. Johns University, a Master’s Degree in Political Science from the City University of New York at Queens College and a Master’s Degree in Military History from Norwich University. Mr. Piscitelli received the FBI’s Commendation for Meritorious Citizenship in 1986 and is a member of various professional organizations including the American Correctional Association, the American Jail Association, the American Society for Industrial Security, the International Society of Security Professionals, and the Protective Glazing Council of America. Mr. Piscitelli was recently made a member of the American College of Forensic Examiners for Homeland Security Level V.

Fergal Foley, 52, has served as a member of our board of directors and our Secretary, and our Chief Operating Officer since December 2007 and October 2007, respectively. He is also the Chief Operating Officer and Secretary of American Physical Security Group, LLC, our wholly owned subsidiary, since its formation in January 2008, and the Secretary of the American Institute for Defense and Tactical Studies, Inc., our wholly owned subsidiary, since its formation in 2008. Mr. Foley retired from the New York Army National Guard in October 2006 and was promoted to Brigadier General on the State Retired List. His key military assignments included serving as Deputy Brigade Commander in New York City from 1999 to 2003. On September 11, 2001 through September 29, 2001, Mr. Foley served as the Chief of Staff and Acting Commander for the Joint Task Force “Operation World Trade Center.” In 2003, he was selected for Brigade Command in New York City. In October 2008, Mr. Foley was appointed by the Governor of New York as Commander of the New York State Defense Force. From May 1986 to February 1990, Mr. Foley worked in the private sector as the President of Dutchess County Transportation Services, and from April 1982 to May 1986 as a sales manager for an electronic component distribution company. He currently serves on the National Guard Association Homeland Security Task Force. Mr. Foley earned an Associates Degree in Business Management from Canton College (SUNY), a Bachelor of Science degree and Master of Public Administration degree from Marist College, and a Master of Science degree from the U.S. Army War College.

Stephen R. Seiter, 65, has been a member of our board of directors since April 2008. Mr. Seiter currently serves as President, Chief Executive Officer of Park Place Holdings LLC, a privately held automobile storage and restoration company, and SBC Realty LLC, a privately held real estate holding company. He is also the Chairman of the board of directors of Ultima Health Products Co., LLC, a privately held soft drink company. From 1990 to 2005, Mr. Seiter served as President and Chief Executive Officer of Seiter & Miller Advertising, an advertising agency. Mr. Seiter received his B.A. and M.B.A. from the University of Washington. He also attended the U.S. Army War College. From 1988 to 2004, Mr. Seiter served in the N.Y. Army National Guard and retired with the rank of Major General. He is currently a trustee of the Naval War College Foundation.

Continuing Directors with Terms Expiring in 2012

Alfred M. Gray, 81, has been a member of our board of directors since January 2008. General Gray currently is a Senior Fellow and the Chairman of the Board of Regents at Potomac Institute for Policy Studies, a non-profit public policy research institute. Since 2000, General Gray has been a member of the board of directors of SENSIS Corp., a privately held commercial and defense radar company, and Information Assurance Inc., a privately held information assurance and security company. He is also the chairman of the board of directors of GlobeSecNine, a privately held financial investment firm. From April 2003 to June 2008, General Gray was the Chairman of the board of directors of SYS Technologies, Inc., an information solution company whose shares traded on the NYSE Amex until its acquisition by Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS). General Gray received his Bachelor of Science degree from the State University of New York. He received Honorary Doctorates of Law degrees from Lafayette College and Monmouth University. He also received Honorary Doctorate degrees from Norwich University, the Defense Intelligence College, and Franklin University. General Gray also attended the Marine Corps Command and

Staff College and Army War College. In 1991, General Gray retired from the U.S. Marine Corps after 41 years of service. From 1987 until 1991, he served as a member of the Joint Chiefs of Staff and was the 29th Commandant of the Marine Corps and an advisor to the President. General Gray currently serves as the Chairman of Injured Marine Semper Fi Fund and the Marine Youth Fitness Foundation. He is also the Chancellor of the Marine Military Academy and a director of the Marine Corps Law Enforcement Foundation. General Gray is a member of the National Security Agency Advisory Board and is an advisor to the National Reconnaissance Office. He is also a member of the Defense advanced Research Projects Agency, U.S. Army Senior Advisory Group and the Defense Science Study Group.

Pasquale J. D’Amuro, 53, has been a member of our board of directors since April 2008. Since April 2005, Mr. D’Amuro has served as Chairman and Chief Executive Officer for Giuliani Security & Safety, a security consulting and investigative firm. Prior to that, from May 1979 to March 2005, he worked at the Federal Bureau of Investigation (FBI). On March 31, 2005, Mr. D’Amuro retired as the Assistant Director-In-Charge of the FBI’s New York office. He received his Bachelor of Business Administration in Accounting from Niagara University and Honorary Doctorate of Laws from Mercy College. He is currently a trustee of Mercy College.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Trizzino, Seiter, Gray and D’Amuro are independent directors, as “independence” is defined in the NYSE Amex Company Guide, because they have no relationship with us that would interfere with their exercise of independent judgment.

Board Leadership Structure and Role in Risk Oversight

Our board of director’s current leadership structure combines the positions of the Chairman of the Board and Chief Executive Officer, which have been held by Mr. Piscitelli since the inception of our company. We believe that considering the size of our company, the combination of these two positions is the most appropriate and suitable structure for proper and efficient board functioning and communication. Mr. Piscitelli plays the role as a direct link between senior management and our board. With his extensive industry experience and active involvement in all phases of the security business, he provides critical insight and perception of our company and industry to our board of directors and conveys issues and concerns brought up by our board of directors directly to senior management of our company who run the day-to-day operation of various parts of our business.

Pursuant to the audit committee charter, our audit committee is responsible for overseeing our risk assessment and risk management. On a regular basis, the officers who are responsible for monitoring and managing our accounting and financial risks, including our chief executive officer, chief operating officer, chief financial officer, and internal auditor, make reports to the audit committee. The audit committee, in turn, reports to the full board. While the audit committee has primary responsibility for overseeing risk assessment and risk management, our entire board of director is actively involved in overseeing risk management by engaging in periodic discussions with our officers as our board of directors may deem appropriate. In addition, each of our committees of the board considers the risks within its areas of responsibility. For example, our audit committee focuses on risks inherent in our accounting, financial reporting and internal controls, and our compensation committee considers the risks that may be implicated by our executive compensation program. We believe that the leadership structure of our board of directors supports its effective oversight of our risk management.

Committees of the Board of Directors

Our bylaws authorize the board of directors to appoint its members to one or more committees, each consisting of one or more directors. Our board of directors has established an audit committee, compensation committee, nominating and corporate governance committee, and executive committee.

Our board of directors has adopted charters for the audit committee, compensation committee and nominating and corporate governance committee, describing the authority and responsibilities delegated to each committee by the board of directors. Our board of directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Whistleblower Policy. We post on our website, at www.adsiarmor.com, the charter of such committees, our Code of Business Conduct and Ethics and Whistleblower Policy. These documents are also available in print to any stockholders requesting a copy in writing from our Corporate Secretary at 230 Duffy Avenue, Hicksville, New York 11801. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers on our website.

The members and chairman of each of the committees are set forth below.

Audit Committee:

Victor Trizzino (Chairman)
Stephen Seiter
Alfred Gray

Compensation Committee:

Stephen Seiter (Chairman)
Pasquale D’Amuro
Alfred Gray

Nominating and Corporate Governance Committee:

Stephen Seiter (Chairman)
Victor Trizzino
Alfred Gray
Pasquale D’Amuro

Executive Committee:

Stephen Seiter (Chairman)
Victor Trizzino
Alfred Gray
Pasquale D’Amuro
Anthony J. Piscitelli

All of our audit, compensation and nominating and corporate governance committee members are independent as such term is defined under the NYSE Amex Company Guide. In addition, all of our audit committee members meet the independence standards under the Exchange Act, and one member of the committee, Victor Trizzino, qualifies as an “audit committee financial expert” as defined under Item 407 of Regulation S-K under the Exchange Act.

Audit Committee

Our audit committee has responsibility for, among other things, assisting our board of directors in its oversight of:

•	the integrity of our financial statements;
•	our independent registered public accounting firm’s qualifications and independence; and
•	the performance of our independent registered public accounting firm.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services provided to us and all non-audit services, other than de minimis non-audit services, provided to us by our independent auditors are required to be approved in advance by our audit committee.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

Our compensation committee has responsibility for, among other things:

•	reviewing and recommending approval of compensation of our executive officers;
•	administering our 2007 Incentive Compensation Plan and granting equity awards under the Plan; and
•	reviewing and making recommendations to our board of directors with respect to other incentive compensation and equity awards.

In fulfilling the foregoing responsibilities, the compensation committee is entitled to delegate any or all of its responsibilities to a subcommittee of the compensation committee. Each year, the compensation committee reviews the preceding year’s performance of our company and of each individual executive officer, as well as each executive officer’s compensation for the prior year. At that time, the committee determines and approves each executive officer’s compensation for the new year, subject to applicable employment agreements. As part of its review, the committee considers the chief executive officer’s specific recommendations on the other executive officers’ base salaries for the new year and bonuses for the prior year as contemplated by the terms of such executive officers’ employment agreements.

The compensation committee has the sole authority to select, retain and/or replace any compensation or other outside consultant for assistance in the evaluation of director, chief executive officer or other executive officers’ compensation, including the sole authority to approve the consultant’s fees and other retention terms. In 2009, the compensation committee selected Johnson Consultants, Inc. (or Johnson Consultants) as its compensation advisor. The committee considers Johnson Consultants to be independent and selected Johnson Consultants because of its experience in compensation consulting and its knowledge of compensation practices among public companies. Services provided by Johnson Consultants have included evaluating our existing executive officer and director compensation based on market comparables and analyzing compensation design alternatives.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee has responsibility for, among other things:

•	identifying and recommending nominees for election to our board of directors;
•	developing and recommending to our board of directors our corporate governance principles; and
•	overseeing the evaluation of our board of directors and management.

Executive Committee

Our executive committee has responsibility for, among other things, overseeing the implementation of

•	our business plan, strategy and focus;
•	firm governance initiatives; and
•	certain financial models and reports.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with our board of directors or specific members of our board of directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to our board of directors, or any specified individual director or directors, at the address listed herein. Any such letters will be sent to the indicated directors.

Process for Selecting Nominees to the Board of Directors

Our nominating and governance committee considers candidates for membership to our board of directors who are suggested by its members as well as by management, stockholders and other interested parties. The nominating and governance committee may also retain a third-party search firm to identify candidates from time to time upon request of the nominating and governance committee or the board of directors.

The nominating and governance committee’s assessment of a nominee’s qualification for board of directors membership includes, among other things, the following criteria:

•	The diversity, age, background and experience of the candidate;

•	The personal qualities and characteristics, accomplishments and reputation in the business community of the candidate;

•	The knowledge and contacts of the candidate in the communities in which we conduct business and in our industry or other industries relevant to our business;

•	The ability and willingness to devote sufficient time to serve on our board of directors and committees of our board;
•	The ability and expertise of the candidate in various activities deemed appropriate by our board of directors; and

•	The fit of the candidate’s skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive board of directors.

Although we do not have a formal diversity policy, diversity is one of the criteria our board of directors and nominating and governance committee consider when identifying and evaluating a nominee, as set forth above. As part of the nominating and governance committee’s review of board composition, the committee considers diversity of business experience and background in an effort to ensure that the composition of our board of directors enhances the board’s ability to make fully informed, comprehensive decisions for our company.

The traits identified with respect to the current directors as qualifications to serve on our board of directors include:

Richard P. Torykian	• Extensive involvement in the investment banking industry; and
• Experience as a director of other public companies.
Victor F. Trizzino	• Management experience as president and chief executive officer of a public company; and
• Qualification as an “audit committee financial expert” as defined under Item 407 of Regulation S-K under the Exchange Act.
Anthony J. Piscitelli	• Extensive history at our company;
• 26 years of industry experience and active involvement in all phases of the security business; and
• Ability to bring an insider’s perspective in board discussions about the business and strategic direction of our company as our Chief Executive Officer.
Fergal Foley

•

Ability to bring an insider’s perspective in board discussions about the business and strategic direction of our company as our Chief Operating Officer who closely oversees the day-to-day operation of our business; and

• Extensive leadership experience, which he has gained serving in senior positions in the military.

Stephen R. Seiter	• Extensive leadership experience and substantial understanding of company management and operations, which he has gained serving as an executive officer of a number of different companies; and
• Familiarity with our significant customers based on his service in senior positions in the military.
Alfred M. Gray	• Knowledge of one of our significant customers, which he has gained through extensive experience and association with the U.S. Marine Corps; and
• Experience as a director of a public company.
Pasquale J. D’Amuro	• Extensive experience and association with the security industry; and
• Extensive leadership experience, which he has gained serving in senior positions in the Federal Bureau of Investigation.

The initial determination to seek a board of directors candidate is usually based on the need for additional members to fill vacancies or to expand the size of the board of directors, although the decision can also be based on the need for certain skill sets or qualifications, such as financial expertise. The nominating and governance committee’s process for identifying and evaluating nominees for director is the same no matter who makes the recommendation. Once the nominating and governance committee has determined, in consultation with other board members if appropriate, that additional consideration of a candidate is warranted, the nominating and governance committee may, or it may request third parties to, gather additional information about the prospective candidate’s background, experience and independence. The nominating and governance committee then evaluates the prospective nominee against the standards and qualifications set forth above and such other relevant factors that nominating and governance committee deems appropriate, including the current composition of the board and the candidate’s personal qualities, skills and characteristics. Following this evaluation, if the nominating and governance committee believes that the prospective candidate is qualified for nomination, generally the nominating and governance committee will make a recommendation to the full board of directors, and the full board of directors will make the final determination whether the candidate should be nominated to the board.

Our nominating and corporate governance committee does not have a specific policy for consideration of nominees recommended by stockholders due in part to the relatively small size of our board of directors and the lack of turnover in board membership to date. However, stockholders can recommend a prospective nominee for the board of directors by writing to our Corporate Secretary at our corporate headquarters and providing the information required by the our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from stockholders for election at the annual meeting.

We do not pay fees to third parties for evaluating or identifying potential nominees.

Board and Committee Meetings

Our board of directors held ten meetings during the fiscal year ended December 31, 2009. During the fiscal year ended December 31, 2009, the audit committee held four meetings, the compensation committee held four meetings, and the nominating and corporate governance committee and the executive committee each held one meeting.

During 2009, no incumbent director attended fewer than 75% of (i) the aggregate of the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board of directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. Six of our directors attended the 2009 annual meeting of stockholders.

Director Compensation and Other Information

Non-employee directors are paid an annual retainer of $40,000, which is paid as $10,000 for each full and partial quarter that a person serves as a member of our board of directors, plus a fee per meeting attended of $1,500 for each regular board meeting attended in person, and granted 25,000 shares of our common stock annually. Each non-employee director serving on our audit committee and/or compensation committee is paid an additional $10,000 per year. In addition, the chairman of each of the audit committee and the compensation committee receives an annual payment of $5,000.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors. Employees who also serve as directors receive no additional compensation for their services as a director.

The following table details the compensation earned by our non-employee directors in 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)		Total ($)
Richard P. Torykian, Sr.	$46,000	$13,750	—	$176,750	(2)	$236,500
General Alfred M. Gray	$56,000	$13,750	—	—		$69,750
Christopher D. Brady(3)	$35,500	$13,750	—	—		$49,250
Stephen R. Seiter	$61,000	$13,750	—	—		$74,750
Victor Trizzino	$61,000	$13,750	—	—		$74,750
Pasquale J. D’Amuro	$56,000	$13,750	—	—		$69,750

(1)	On January 14, 2009, each of our non-employee directors was granted 25,000 shares of our common stock. The grant date fair value of the 25,000 shares of common stock granted to each of the non-employee directors are as follows:

Name	Grant Date Fair Value
Richard P. Torykian, Sr.	$13,750
General Alfred M. Gray	$13,750
Christopher D. Brady	$13,750
Stephen R. Seiter	$13,750
Victor Trizzino	$13,750
Pasquale J. D’Amuro	$13,750
(2)	Includes $100,000 in cash, 25,000 shares of common stock issued on January 14, 2009 and an option to purchase 175,000 shares of our common stock which Mr. Torykian received on July 31, 2009 pursuant to a separate consulting agreement. The grant date fair values of the 25,000 shares of common stock and the option to purchase 175,000 shares of our common stock are $13,750 and $63,000, respectively. For the stock and option awards, the amounts reported represent the aggregate grant date fair values of the shares of common stock and the option computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation — Stock Compensation (or ASC Topic 718). The Black-Scholes method option pricing model was used to estimate fair value as of the date of grant of the option using the following assumptions: (a) Risk free rate of 2.13%, (b) Expected volatility of 70.0%, (c) Forfeiture rate of 10.0% and (d) Dividends of 0. Please refer to “Transactions with Related Persons” for additional information.
(3)	Mr. Brady resigned from the audit committee of our board of directors and our board of director on March 20, 2009 and September 18, 2009, respectively.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Jewett Schwartz Wolfe & Associates, CPA’s (or JSW), an independent registered public accounting firm, has audited our consolidated financial statements for the fiscal year ended December 31, 2008. Effective August 24, 2009, we dismissed JSW as our independent auditor. Our board of directors approved the dismissal of JSW following the recommendation to do so by our audit committee. The reports of JSW on our financial statements for each of the two fiscal years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During each of the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding JSW’s dismissal, there were no disagreements with JSW on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of JSW, would have caused JSW to make reference to the matter in its reports. There were no “reportable events” as defined in Item 304(a)(1)(v) or Regulation S-K during each of the two fiscal years ended December 31, 2007 and 2008 and any subsequent interim period preceding JSW’s dismissal.

Effective August 24, 2009, we engaged Marcum LLP (or Marcum) as our independent auditor for the fiscal year ended December 31, 2009. Our audit committee has approved the appointment of Marcum to audit our consolidated financial statements for the fiscal year ending December 31, 2010. Our organizational documents do not require that stockholders ratify the appointment of Marcum as our independent registered public accounting firm. We are submitting the appointment of Marcum to our stockholders for ratification because we believe it is a matter of good corporate practice.

In the event of a negative vote on such ratification, the audit committee will reconsider its selection, but may still retain Marcum. We anticipate that representatives of Marcum will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Marcum as the independent registered public accounting firm our company for the fiscal year ending December 31, 2010.

The aggregate fees billed to us by Marcum for the fiscal year ended December 31, 2009 are as follows:

2009
Audit Fees	$80,000
Audit Related Fees	—
Tax Fees	—
Total	$80,000

(1)	Audit Fees consist of fees incurred for the audits of our annual financial statements and the review of our interim financial statements.
(2)	We have not paid any other fees to Marcum.

The aggregate fees billed to us by JSW’s for the fiscal years ended December 31, 2009 and 2008 are as follows:

	2009	2008
Audit Fees	$125,500	$92,500
Audit-Related Fees	$—	$47,750
Tax Fees	$10,000	$26,000
All Other Fees	$47,500	—
Total	$183,000	$166,250

(1)	Audit Fees consist of fees incurred for the audits of our annual financial statements and the review of our interim financial statements.
(2)	Audit-Related Fees consist of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the category “Audit Fees.”
(3)	Tax Fees consists of the fees billed for tax compliance, tax advice, and tax planning.
(4)	All Other Fees consists of the fees incurred with respect to restatement of our consolidated financial statements for the fiscal year ended December 31, 2008 and the interim fiscal quarters ended March 31, 2009 and June 30, 2009 and confirmation of the audit for the fiscal year ended December 31, 2008.

The charter of our audit committee provides that the duties and responsibilities of our audit committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the audit committee. Unless otherwise specified by the audit committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The audit committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the audit committee may delegate pre-approval authority to the chairman of the audit committee or any one or more other members of the audit committee provided that any member of the audit committee who has exercised any such delegation must report any such pre-approval decision to the audit committee at its next scheduled meeting. The audit committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our audit committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the audit committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by JSW and Marcum described above under the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were approved by our audit committee.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors (the “Audit Committee”) of American Defense Systems, Inc. (the “Company”) oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at December 31, 2009 and 2008 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009, and has discussed them with management. The Audit Committee also reviewed with Marcum LLP, the Company’s independent registered public accounting firm, the results of their audit. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as amended, as adopted by the Public Company Accounting Oversight Board (or PCAOB) in Rule 3200T. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, significant estimates and judgments, and the disclosures in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Marcum LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Audit Committee also approved the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Respectfully submitted by the Audit Committee,

Victor Trizzino, Chairman
Stephen Seiter
Alfred Gray

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal years ended December 31, 2009 and 2008, the compensation earned by our chief executive officer and two other executive officers who, based on their total compensation, received more than $100,000 and were the most highly compensated in 2009. We refer to these individuals collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Annual Compensation ($)		Total ($)
Anthony J. Piscitelli Chairman of the Board, President and Chief Executive Officer	2008	$388,838	$75,000	—	$—	$57,058	(2)	$525,470
	2009	414,482	—	—	—	66,441	(2)	480,923

Fergal Foley Chief Operating Officer and Director	2008	$260,488	$62,500	—	$—	$506	(3)	$328,068
	2009	293,870	—	—	—	2,025	(3)	295,895

Curtis Taufman Senior Vice President, Engineering and Architecture	2008	$190,599	$25,000	—	$—	$12,548	(4)	$228,147
	2009	207,038	25,000	—	—	12,870	(4)	244,908

(1)	Amounts reported represent the aggregate grant date fair market value of computed in accordance with ASC Topic 718, utilizing the following assumptions: (a) Risk free rate of 2.13% (b) Expected volatility of 70.0% (c) Forfeiture rate of 10.0% and (d) Dividends of 0.
(2)	Mr. Piscitelli’s other annual compensation for 2009 is comprised of (i) $21,195 of insurance premiums with respect to life insurance and (ii) $45,246 for unused vacation in 2009. Mr. Piscitelli’s other annual compensation for 2008 is comprised of (i) $21,000 of insurance premiums with respect to life insurance and (ii) $36,058 for unused vacation in 2008.
(3)	Mr. Foley’s other annual compensation is comprised of insurance premiums with respect to life insurance.
(4)	Mr. Taufman’s other annual compensation for 2009 is comprised of (i) $1,800 of insurance premiums with respect to life insurance and (ii) $11,070 for unused vacation in 2009. Mr. Taufman’s other annual compensation for 2008 is comprised of (i)$1,800 of insurance premiums with respect to life insurance and (ii) $10,748 for unused vacation in 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers at December 31, 2009:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(2)	Option Exercise Price per share	Option Expiration Date
Anthony J. Piscitelli	300,000	450,000	$2.00	12/14/2014
	5,000	20,000	$2.00	10/8/2015
Fergal Foley	26,000	39,000	$2.00	12/14/2014
	5,000	20,000	$2.00	10/8/2015
Curtis Taufman	30,000	45,000	$2.00	12/14/2014

(1)	All of the options that will expire on December 14, 2014 were granted on December 14, 2007 and vest at the rate of 20% per year with the first 20% vested on December 14, 2008. All of the options that will expire on October 8, 2015 were granted on October 8, 2008 and vest at the rate of 20% per year with the first 20% vested on October 8, 2009.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

Anthony Piscitelli.  We entered into an employment agreement with Anthony Piscitelli effective January 1, 2007, which has been amended effective January 13, 2010. Pursuant to his employment agreement, Mr. Piscitelli serves as our chief executive officer. The employment agreement has an initial term of five years that is automatically extended each year by one additional year unless either party provides written notice of non-renewal. Mr. Piscitelli’s minimum annual base salary under the employment agreement was $375,000 and for 2010 is $373,692. His annual base salary is to be, in good faith, reviewed and increased by our board of directors at least annually or more frequently upon his request subject to the recommendations of our compensation committee. The employment agreement also provides that Mr. Piscitelli shall be paid an annual bonus each fiscal year, which shall not be less than an amount equal to 2.5% of increase in our net income before extraordinary and non-recurring items and income taxes over the prior fiscal year. He is also eligible for additional performance based bonuses.

On January 13, 2010, we entered into an amendment, effective as of January 1, 2010, to Mr. Piscitelli’s employment agreement. Pursuant to the amendment, Mr. Piscitelli agreed to reduce his base salary for 2010 by 10% from his base salary for 2009, and we agreed to review the 2010 base salary after the completion of our second fiscal quarter of 2010 to determine if the base salary can be increased to restore it in whole or in part to its 2009 level and restore the base salary fully to at least his 2009 base salary amount for year 2011 and thereafter. The amendment also provides that upon termination of employment of Mr. Piscitelli by us without cause (as such term is defined below) and by Mr. Piscitelli for good reason (as such term is defined below), any salary continuation required under Mr. Piscitelli’s employment agreement shall be at the unreduced amount. Pursuant to the amendment, Mr. Piscitelli will be entitled to add the amount of the reduction to his 2010 base salary to the lump sum payment he is entitled to upon termination by us of his employment without cause or termination by him for good reason.

Fergal Foley.  We entered into an employment agreement with Fergal Foley effective January 9, 2009, which has been amended effective January 13, 2010. Pursuant to his employment agreement, Mr. Foley continues to serve as our chief operating officer. The employment agreement has an initial term of five years that is automatically extended each year by one additional year unless either party provides written notice of non-renewal. Mr. Foley’s minimum annual base salary under the employment agreement was $274,890 and for 2010 is $264,950. His base salary is to be reviewed on an annual basis and may be increased from time to time. The employment agreement also provides that Mr. Foley shall be entitled to earn an annual bonus each fiscal year of 2.5% of the increase in our EBITDA over the preceding fiscal year.

On January 13, 2010, we entered into an amendment, effective as of January 1, 2010, to Mr. Foley’s employment agreement. Pursuant to the amendment, Mr. Foley agreed to reduce his base salary for 2010 by 10% from his base salary for 2009, and we agreed to review the 2010 base salary after the completion of our second fiscal quarter of 2010 to determine if the base salary can be increased to restore it in whole or in part to its 2009 level and restore the base salary fully to at least his 2009 base salary amount for year 2011 and thereafter. The amendment also provides that upon termination of employment of Mr. Foley by us without cause (as such term is defined below) and by Mr. Foley for good reason (as such term is defined below), any salary continuation required under Mr. Foley’s employment agreement shall be at the unreduced amount.

Curtis Taufman.  We entered into the employment agreement with Curtis Taufman effective January 1, 2007. Pursuant to his employment agreement, Mr. Taufman serves as our Vice President of Engineering. The employment agreement has an initial term of five years that is automatically extended each year by one additional year unless either party provides written notice of non-renewal. Mr. Taufman’s minimum annual base salary under the employment agreement was $186,300 and for 2010 is $186,664. His annual base salary is to be reviewed on an annual basis and may be increased from time to time. The employment agreement also provides that Mr. Taufman shall be entitled to earn an annual bonus each fiscal year, which shall not be less than an amount equal to 2.5% of increase in our net income before extraordinary and non-recurring items and income taxes over the prior fiscal year. He is also eligible for additional performance based bonuses.

Each of the foregoing employment agreements provide for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of our company, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Anthony Piscitelli.  Under our employment agreement with Mr. Piscitelli, if we terminate him for cause or he terminates his employment without good reason, we are not obligated to make any payments to him against, or embezzlement or material misappropriation from, our company, or (iii) material breach of his employment agreement. “Good reason” means any of the following actions of our company (or a successor) without Mr. Piscitelli’s written consent: (a) breach of any material term of the employment agreement, (b) makes or causes a material adverse change in Mr. Piscitelli’s functions, duties or responsibilities, (c) reduces his then annual base salary, (d) causes or allows a material reduction in his entitlement to the employee benefits provided under the employment agreement, (e) requires him to work in an office more than 25 miles from the location of his current principal executive office, (f) removes him from our board of directors by a majority vote of the board or otherwise, or (g) fails to obtain the assumption of, and agreement to perform, the employment agreement by any successor to our company.

If we terminate Mr. Piscitelli without cause or if he terminates his employment for good reason, we would be obligated to pay Mr. Piscitelli (i) all compensation, expenses and other amounts owed to him as of the date of termination, (ii) a lump sum amount equal to (a) the prior year’s bonus(es) or any portion thereof remaining unpaid as of termination, and (b) two times the average of the two prior years’ bonuses, and (iii) continue to pay him his then annual base salary for, except as set forth in the next sentence, the greater of the remainder of the term of his employment agreement or two years. If such termination or resignation occurs within six months before a change in control of our company or within eighteen months after a change in control, our obligation to continue paying Mr. Piscitelli his then annual base salary shall be for the greater of the remainder of the term of his employment agreement and three years. In addition, in the event of such termination, we will be obligated to provide Mr. Piscitelli office space for a period of 24 months or, if shorter, through the date he commences other employment, and, at our option (x) provide Mr. Piscitelli 1,000,000 shares of our common stock or (y) immediately purchase all of his shares of our common stock, including the foregoing 1,000,000 shares.

If Mr. Piscitelli dies during the term of his employment agreement, we will be obligated to pay his spouse or estate all compensation, expenses and other amounts owed to him as of the date of his death. In addition, we would be obligated to pay to his family all unpaid prior years’ bonuses, plus a bonus for the then current year equal to his prior year’s bonus pro rated for the number of months he was employed during such year.

If Mr. Piscitelli becomes disabled, we have the right to terminate his employment under the employment agreement. If we exercise such right, we will be obligated to pay him all compensation, expenses and other amounts owed to him as of the date of termination, a lump sum equal to one year’s annual salary then in effect, all unpaid prior years’ bonuses, and a bonus for the then current year equal to his prior year’s bonus pro rated for the number of months he was employed during such year. We are obligated under the employment agreement to carry sufficient disability insurance to provide Mr. Piscitelli with three years of his annual base salary in effect upon his termination for disability as well as life-time health insurance. To the extent the payments and benefits are unavailable under the terms of our insurance policies, we are obligated to provide such payments and benefits to him directly.

If Mr. Piscitelli is subject to a federal excise tax on all or any part of any payment made pursuant to his employment agreement under Section 4999 of the Internal Revenue Code, we are obligated to pay him an additional amount sufficient, considering the state and federal income and other taxes that Mr. Piscitelli is required to pay with respect to such additional amounts, to provide him on an after-tax basis an amount equal to the amounts to be paid to Mr. Piscitelli under the employment agreement without regard to such excise tax.

Fergal Foley.  Under our employment agreement with Mr. Foley, if we terminate him for cause or he terminates his employment without good reason, we are not obligated to make any payments to him other than all compensation, expenses and other amounts owed to him as of the date of termination. “Cause” means any of the following actions by Mr. Foley: (i) conviction of a felony crime, (ii) commission of fraud against, or embezzlement or material misappropriation from, our company, or (iii) material breach of his employment agreement. “Good reason” means any of the following actions of our company (or a successor) without Mr. Foley’s written consent: (a) breach of any material term of the employment agreement, (b) makes or causes a material adverse change in Mr. Foley’s functions, duties or responsibilities, (c) reduces his then annual base salary, (d) causes or allows a material reduction in his entitlement to the employee benefits provided under the employment agreement, (e) requires him to work in an office more than 25 miles from the location of his current principal executive office, (f) terminates Mr. Foley’s employment with our company without cause or Mr. Foley terminates his employment for good reason, or (g) fails to obtain the assumption of, and agreement to perform, the employment agreement by any successor to our company.

If we terminate Mr. Foley without cause or if he terminates his employment for good reason, we would be obligated to pay Mr. Foley (i) all compensation, expenses and other amounts owed to him as of the date of termination, and (ii) continue to pay him his then annual base salary for, except as set forth in the next sentence, the greater of the remainder of the term of his employment agreement or two years. If such termination or resignation occurs within six months before a change in control of our company or within eighteen months after a change in control, the our obligation to continue paying Mr. Foley his then annual base salary shall be for the greater of the remainder of the term of his employment agreement and three years.

If Mr. Foley dies during the term of his employment agreement, we will be obligated to pay his spouse or estate all compensation, expenses and other amounts owed to him as of the date of his death, and shall thereafter have no further obligation to pay him compensation unless required by applicable law.

If Mr. Foley becomes disabled, we have the right to terminate his employment under the employment agreement. If we exercise such right, we will be obligated to pay him all compensation, expenses and other amounts owed to him as of the date of termination, and shall thereafter has no further obligation to pay him compensation unless required by applicable law.

If Mr. Foley is subject to a federal excise tax on all or any part of any payment made pursuant to his employment agreement under Section 4999 of the Internal Revenue Code, we are obligated to pay him an additional amount sufficient, considering the state and federal income and other taxes that Mr. Foley is required to pay with respect to such additional amounts, to provide him on an after-tax basis an amount equal to the amounts to be paid to Mr. Foley under the employment agreement without regard to such excise tax.

Curtis Taufman.  Under our employment agreement with Mr. Taufman, if we terminate him for cause or he terminates his employment without good reason, we are not obligated to make any payments to him other than all compensation, expenses and other amounts owed to him as of the date of termination. “Cause” means any of the following actions by Mr. Taufman: (i) conviction of a felony crime, (ii) commission of fraud against, or embezzlement or material misappropriation from, our company, or (iii) material breach of his employment agreement. “Good reason” means any of the following actions of our company (or a successor) without Mr. Taufman’s written consent: (a) breach of any material term of the employment agreement, (b) makes or causes a material adverse change in Mr. Taufman’s functions, duties or responsibilities, (c) reduces his then annual base salary, (d) causes or allows a material reduction in his entitlement to the employee benefits provided under the employment agreement, (e) requires him to work in an office more than 25 miles from the location of his current principal executive office, (f) terminates Mr. Piscitelli’s employment with our company without cause or Mr. Piscitelli terminates his employment for good reason, or (g) fails to obtain the assumption of, and agreement to perform, the employment agreement by any successor to our company.

If we terminate Mr. Taufman without cause or if he terminates his employment for good reason, we would be obligated to pay Mr. Taufman (i) all compensation, expenses and other amounts owed to him as of the date of termination, and (ii) continue to pay him his then annual base salary for, except as set forth in the next sentence, the greater of the remainder of the term of his employment agreement or two years. If such termination or resignation occurs within six months before a change in control of our company or within eighteen months after a change in control, our obligation to continue paying Mr. Taufman his then annual base salary shall be for the greater of the remainder of the term of his employment agreement and three years.

If Mr. Taufman dies during the term of his employment agreement, we will be obligated to pay his spouse or estate all compensation, expenses and other amounts owed to him as of the date of his death. In addition, we would be obligated to pay to his family all unpaid prior years’ bonuses, plus a bonus for the then current year equal to his prior year’s bonus pro rated for the number of months he was employed during such year.

If Mr. Taufman becomes disabled, we have the right to terminate his employment under the employment agreement. If we exercise such right, we will be obligated to pay him all compensation, expenses and other amounts owed to him as of the date of termination, a lump sum equal to one year’s annual salary then in effect, all unpaid prior years’ bonuses, and a bonus for the then current year equal to his prior year’s bonus pro rated for the number of months he was employed during such year.

Pursuant to the employment agreement, if Mr. Taufman is subject to a federal excise tax on all or any part of any payment made pursuant to his employment agreement under Section 4999 of the Internal Revenue Code, we are obligated to pay him an additional amount sufficient, considering the state and federal income and other taxes that Mr. Taufman is required to pay with respect to such additional amounts, to provide him on an after-tax basis an amount equal to the amounts to be paid to Mr. Taufman under the employment agreement without regard to such excise tax.

2007 Incentive Compensation Plan

As of December 31, 2009, we have awarded 375,000 shares of our common stock and stock options to purchase up to 2,230,000 shares of our common stock under the 2007 Incentive Compensation Plan (or 2007 Plan). Of such issued stock options, in December 2007, stock options to purchase up to 750,000, 65,000 and 75,000 were issued to Messrs Piscitelli, Foley and Taufman, respectively, our named executive officers, and in October 2008, we issued each of Messrs Piscitelli and Foley stock options to purchase up to 25,000 shares of our common stock. To date, we have not set any performance or other targets for our named executive officers to earn awards under the 2007 Plan. The stock option awards in December 2007, which was prior to the dates we became a public reporting company and our common stock was listed on the NYSE Amex, were determined by our board of directors, as discretionary bonus compensation. The stock option awards to Messrs Piscitelli and Foley in October 2008 also were granted by our board of directors as discretionary bonus compensation, specifically for the successful listing of our common stock on the NYSE Amex in May 2008.

The following is a summary of certain principal features of the 2007 Plan. This summary is qualified in its entirety by reference to the complete text of the 2007 Plan. Stockholders are urged to read the actual text of the 2007 Plan in its entirety which is attached as an exhibit to our registration statement on Form 10 filed with the SEC on February 11, 2008.

Awards; Annual Per-Person Limitations.  The total number of shares of our common stock (Shares) reserved and available for delivery under the 2007 Plan (Awards) at any time during the term of the Plan shall be equal to 5,000,000 Shares. The foregoing limit shall be increased by the number of Shares with respect to which Awards previously granted under the 2007 Plan that are forfeited, expire or otherwise terminate without issuance of Shares, or that are settled for cash or otherwise do not result in the issuance of Shares, and the number of Shares that are tendered (either actually or by attestation) or withheld upon exercise of an Award, to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by our company or a Related Entity, or with which our company or any Related Entity combines, do not reduce the limit on grants of Awards under the Plan.

The 2007 Plan imposes individual limitations on the amount of certain Awards in part to comply with the requirements set forth in the regulations issued under Code Section 162(m). Under these limitations, during any fiscal year of our company, no participant may be granted (i) stock options or stock appreciation rights with respect to more than 500,000 Shares, or (ii) Shares of restricted stock, Shares of deferred stock, performance shares and other stock based-awards with respect to more than 500,000 Shares, in each case, subject to adjustment in certain circumstances. In addition, the maximum dollar value payable to any one participant with respect to performance units is $2,500,000 (pro-rated for any 12-month performance period that is less than 12 months), and with respect to any performance period that is more than 12 months, $2,500,000 multiplied by the number of full 12 month periods that are in the Performance Period. The maximum aggregate number of Shares that may be issued under the Plan as a result of the exercise of incentive stock options is 5,000,000 Shares.

The Committee (as defined below) is authorized to adjust the foregoing limitations and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the Shares so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility.  The persons eligible to receive Awards under the 2007 Plan are the officers, directors, employees, consultants and other persons who provide services to our company or any Related Entity. An employee on leave of absence may be considered as still in the employ of our company or a Related Entity for purposes of eligibility for participation in the 2007 Plan.

Administration.  The 2007 Plan is to be administered by a committee designated by our board of directors consisting of not less than two directors (Committee), provided, however, that except as otherwise expressly provided in the Plan, the Board may exercise any power or authority granted to the Committee under the 2007 Plan. Subject to the terms of the 2007 Plan, the Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant), and the rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2007 Plan.

Stock Options and Stock Appreciation Rights.  The Committee is authorized to grant stock options, including both incentive stock options (ISOs), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a Share on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by the Committee, but in the case of an incentive stock option or a Stand-Alone SAR (as defined below) must not be less than the fair market value of a Share on the date of grant; the exercise price per share of a Tandem SAR (as defined below) must not be less than the exercise price per share of the associated stock option. For purposes of the 2007 Plan, the term “fair market value” means the fair market value of a Share, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the fair market value of a Share as of any given date shall be the closing sales price per Share as reported on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by the Committee, except that no option or stock appreciation right may have a term exceeding ten years. Methods of exercise and settlement and other terms of options and stock appreciation rights are determined by the Committee. The Committee, thus, may permit the exercise price of options awarded under the Plan to be paid in cash, Shares, other Awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, Shares, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time.

Restricted and Deferred Stock.  The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Shares that are subject to such risks of forfeiture and other restrictions as the Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of our company, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive Shares at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents.  The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, Shares, other Awards or other property equal in value to dividends paid on a specific number of Shares or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional Shares, Awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations.  The Committee is authorized to grant Shares as a bonus free of restrictions, or to grant Shares or other Awards in lieu of Company obligations to pay cash under the 2007 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards.  The Committee is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to Shares. The Committee determines the terms and conditions of such Awards.

Performance Awards.  The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Committee upon the grant of the performance award. Performance awards may be valued by reference to a designated number of Shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, Shares or other property, or any combination thereof, as determined by the Committee. Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among the three highest compensated officers (other than the Chief Financial Officer) of our company as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not the Board.

If and to the extent that the Committee determines that these provisions of the 2007 Plan are to be applicable to any Award, one or more of the following business criteria for our company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of our company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for awards under the 2007 Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) fair market value of a share. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.

The Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards.  Awards may be settled in the form of cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, Shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2007 Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any Shares or other property to be distributed will be withheld (or previously acquired Shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2007 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

Awards under the 2007 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the 2007 Plan, awards under our other plans, or other rights to payment from us, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control.  The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the Committee, vesting shall occur automatically in the case of a “change in control” of our company, (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, the Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” For purposes of the 2007 Plan, unless otherwise specified in an Award agreement, a change in control means the occurrence of any of the following:

(i) The acquisition by any person (as that term is used in the Securities Exchange Act of 1934) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of more than fifty percent (50%) of either (A) the then outstanding equity securities of our company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of our company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from us; (w) any acquisition by us; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this Purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving our company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the our assets, or the acquisition of assets or stock of another entity by our company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by our stockholders of a complete liquidation or dissolution of our company.

Amendment and Termination.  The board of directors may amend, alter, suspend, discontinue or terminate the 2007 Plan or the Committee’s authority to grant Awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which Shares are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2007 Plan which might increase the cost of the 2007 Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 2007 Plan will terminate at the earliest of (a) such time as no Shares remain available for issuance under the 2007 Plan, (b) termination of the 2007 Plan by the board of directors, or (c) the tenth anniversary of the effective date of the Plan. Awards outstanding upon expiration of the 2007 Plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards.  The 2007 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Non qualified Stock Options.  On exercise of a nonqualified stock option granted under the 2007 Plan, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the Shares acquired on exercise of the option over the exercise price. If the optionee is an employee of our company or a Related Entity, that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those Shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those Shares will begin on that date.

If an optionee pays for Shares on exercise of an option by delivering Shares, the optionee will not recognize gain or loss on the Shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of Shares equal to the number of Shares delivered on exercise of the option, the optionee’s tax basis in the Shares represented by that certificate will be equal to his tax basis in the Shares delivered, and his holding period for those Shares will include his holding period for the Shares delivered. The optionee’s tax basis and holding period for the additional Shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for our company and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options.  The 2007 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a Share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that Share and the holder’s tax basis in that Share will be long-term capital gain or loss.

If, however, an optionee disposes of a Share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the Share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the Share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the Share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the Share exceeds one year.

An optionee who exercises an ISO by delivering Shares acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those Shares is treated as making a Disqualifying Disposition of those Shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one Share and using that Share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a Share acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the Share in the year in which the option is exercised, there will be no adjustment with respect to that Share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a Share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that Share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a Share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a Share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards.  Generally, the recipient of an award of Shares will recognize ordinary compensation income at the time the Shares are received equal to the excess, if any, of the fair market value of the Shares received over any amount paid by the recipient in exchange for the Shares. If, however, the Shares are non- vested when they are received under the 2007 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the Shares), the recipient generally will not recognize income until the Shares become vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the Shares on the date they become vested over any amount paid by the recipient in exchange for the Shares. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of an award of Shares, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the Shares on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired as stock awards will be the amount paid for such Shares plus any ordinary income recognized either when the Shares are received or when the Shares become vested. Upon the disposition of any Shares received as a stock award under the 2007 Plan the difference between the sale price and the recipient’s basis in the Shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the Shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights.  We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2007 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in Shares, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the Shares on the day they are received over any amounts paid by the recipient for the Shares.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or Shares equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a non- qualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the Shares over the exercise price.

In general, there will be no federal income tax deduction allowed to our company upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents.  Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent amount is received equal to the fair market value of the dividend equivalent amount received. We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of his receipt of the dividend equivalent amount, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations.  Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that awards under the 2006 Plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Section 409A of the Code.  The 2007 Plan is also intended to comply with Section 409A of the Code and all provisions of the 2007 Plan are to be interpreted in a manner consistent with the applicable requirements of Section 409A of the Code. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that does not comply with section 409A could be subject to immediate taxation on the award (even if the award is not exercisable) and an additional 20% tax on the award.

Importance of Consulting Tax Adviser.  The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the Federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of Shares acquired as a result of an award.

401(k) Plan

We have adopted an employee savings and retirement plan qualified under Section 401(k) of the Internal Revenue Code and covering all of our employees. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Approval of Transactions with Related Persons

Our policy for the review and approval of transactions between us and related persons is set forth in the charter of our audit committee. Pursuant to the audit committee charter, it is our audit committee’s responsibility, unless specifically delegated by our board of directors to another committee of the board of directors, to review and approve all transactions or arrangements in which we were or will be a participant in which the amount involved, exceeded, or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of total assets of our company at year end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest (or the related party transactions). Our board of directors has delegated the foregoing responsibilities of the audit committee with regard to the related party transactions to our independent directors. Additionally, it is the responsibility of our independent directors to review and make recommendations to the board of directors, or approve, any contracts or other transactions with our current or former executive officers (except for any employment agreements with executive officers which are reviewed by our compensation committee) and loans to employees made or guaranteed by us.

Transactions with Related Persons

Other than the transactions described under the heading “Executive Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since January 1, 2008 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of total assets of our company at year end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

In February 2008, we entered into a Consulting Services Agreement with Berthel Fisher & Company Financial Services, Inc. (or Berthel Fisher). As consideration for the assistance by Thomas Berthel, a registered representative of Berthel Fisher and a member of our board of directors from April 2007 to April 2008, in negotiating the terms of an investment banking agreement which led to an investment in our company, we agreed to pay Berthel Fisher a fee equal to one percent of the dollar amount of such investment. The agreement provides that if we did not receive funds by February 28, 2009, no payment would be due. We paid $145,000 to Berthel Fisher under the Consulting Services Agreement.

On August 1, 2007, we entered into a one-year independent consulting agreement with Richard Torykian. Mr. Torykian has been a member of our board of directors since December 2007. As consideration for Mr. Torykian’s consulting services with respect to business opportunities and marketing strategies, we agreed to pay him a fee equal to 5% of the gross contract value of any contracts or subcontracts obtained through his efforts and a quarterly consulting fee of $12,500 dollars. In addition, the consulting agreement provided that Mr. Torykian would receive 100,000 shares of our common stock, issued in increments of 25,000 shares per quarter. Subsequently, on August 5, 2008, we entered into an amendment to the consulting agreement with Mr. Torykian, which is effective as of July 23, 2008. The amendment clarifies that we will pay to Mr. Torykian an award fee of 5% of the fees paid to us by a customer under a contract or subcontract obtained by us in which (i) Mr. Torykian initiated the relationship between our company and the customer under such contract or subcontract or (ii) any person first introduced by Mr. Torykian to our company initiated such relationship between our company and the customer (each, a “qualifying contract”). As of the effective date of the amendment, we had not entered into any qualifying contracts. In addition, pursuant to the amendment we have paid a one time fee of $99,999 representing consulting fee adjustments for 2007 and as payment of quarterly fees for the first two quarters of 2008. Pursuant to the consulting agreement, as amended by the amendment, Mr. Torykian is entitled to receive a quarterly fee of $25,000 on or before the fifteenth day of the month following the end of each calendar quarter and receive an option to purchase 175,000 shares of our common stock under the 2007 Plan on each July 31 during the term of the consulting agreement with an exercise price equal to the fair market value of a share of our common stock as of the grant date of such option. The option vests at the rate of 20% per year with the first 20% vesting upon the first anniversary of the grant date. The consulting agreement, as amended by the amendment, will be effective until July 31, 2011 unless earlier terminated by either party.

In December 2009, we entered into the indemnification agreements with our chief executive officer, chief operating officer and chief financial officer, and the members of our board of director. The indemnification agreements provide rights to the directors and executive officers with respect to litigation expenses and liabilities that are in addition to those provided in our bylaws. In addition to requiring indemnification for litigation expenses and liabilities incurred by a director or officer, except as provided below, the directors and officers are entitled to receive indemnification of expenses incurred by him or her in a proceeding where he or she is a deponent, witness or other participant, rather than a party. Indemnification will not be available to a director or officer who is adjudicated to have failed to act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of our company in a third party action, is adjudicated to be liable to us in a derivative action or where such indemnification would violate the federal securities laws. Although the indemnification agreement requires us to pay litigation expenses incurred by a director or officer prior to a final disposition of the litigation, the director or officer will be required to execute an undertaking obligating him or her to repay such expenses if it is finally determined by a court that he or she was not entitled to be indemnified under the agreement. The indemnification provided under the indemnification agreement is in addition to other indemnification rights of the executive officers and directors under our certificate of incorporation, bylaws and applicable law.

Erik Torykian, the son of Richard Torykian, one of the members of our board of directors, has served as our Director of Law Enforcement and Tactical Training since July 14, 2008. In 2009, his annual base salary was $125,000.

Roger Ward, a son-in-law of Anthony J. Piscitelli, has served as our Vice President of Investor Relations since November 2007. In 2009, his annual base salary was $140,379, and he received an annual bonus of $7,500.

In March 2009, as amended in June 2009, we entered into a consulting agreement with Chart Group Advisors LLC, a subsidiary of an entity controlled by Christopher Brady, a member of our board of directors from April 2008 to September 2009. Chart Group Advisors was engaged to advise our company with respect to certain financial and capitalization matters. The agreement will be effective for a minimum of one year from June 15, 2009 and will continue thereafter until terminated by either party upon ten days’ notice. Chart Group Advisors is paid a monthly retainer of $10,000. In addition, they are entitled to additional fees and warrants upon the closing of certain financing transactions, of which $500,000 has been paid.

West Coast Opportunity Fund, LLC (or WCOF) is one of the holders of our Series A Convertible Preferred Stock (or Series A Preferred) and also is considered as a holder of more than 5% of our common stock. In March and April 2008, we sold shares of our Series A Preferred and warrants to purchase our common stock (or Investor Warrants) for aggregate gross proceeds of $15.0 million, before fees and expenses. In May 2008, our common stock commenced trading as a listed security on the NYSE Amex (formerly the American Stock Exchange). In order to meet certain requirements imposed by the NYSE Amex in connection with our application to list our common stock on the exchange, we entered into a Consent and Agreement (or Consent Agreement) on May 23, 2008 with the holders of our Series A Preferred including WCOF (or Series A Holders) where the Series A Holders agreed to limit the number of shares of common stock issuable upon conversion of, or as dividends on, the Series A Preferred and upon the exercise of the Investor Warrants without approval of our common stockholders (which stockholder approval was received December 12, 2008). In return, among other things, we agreed for the fiscal year ending December 31, 2008 (A) to achieve (i) revenues equal to or exceeding $50,000,000 and (ii) consolidated EBITDA equal to or exceeding $13,500,000, and (B) to publicly disclose and disseminate, and to certify to the Series A Holders, our operating results for such period, no later than February 15, 2009 (we collectively refer to these as the Financial Covenants). Under the Consent Agreement, the breach of the Financial Covenants were each deemed a “Triggering Event” under the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (or Certificate of Designations), which would purportedly give the Series A Holders the right to require us to redeem all or a portion of their Series A Preferred at a price per share calculated under the Certificate of Designations.

We did not satisfy the terms of the Financial Covenants and in April 2009 we received a Notice of Triggering Event Redemption from WCOF, the holder of a substantial majority of our Series A Preferred. The notice demanded the full redemption of the Series A Preferred held by WCOF as a consequence of the breach of the Financial Covenants and demanded payment of accrued dividends on the Series A Preferred and legal fees and expenses incurred in connection with negotiations concerning the breach of the Financial Covenants.

On May 22, 2009, we entered into a Settlement Agreement, Waiver and Amendment with our Series A Holders including WCOF (or Settlement Agreement) pursuant to which, among other things, (i) the Series A Holders waived any breach by us of the Financial Covenants or our obligation to timely pay dividends on the Series A Preferred for any period through September 30, 2009, and waived any “Equity Conditions Failure” and any “Triggering Event” under the Certificate of Designation otherwise arising from such breaches, (ii) the Investor Warrants were amended to reduce the exercise price thereof from $2.40 per share to $0.01 per share, (iii) we issued the Series A Holders an aggregate of 2,000,000 shares of our common stock (or Settlement Shares), in full satisfaction of our obligation to pay dividends under the Certificate of Designations as of March 31, 2009, June 30, 2009 and September 30, 2009, and (iv) we agreed to redeem $7,500,000 in stated value of the Series A Preferred by December 31, 2009. We agreed that, if we failed to so redeem $7,500,000 in stated value of the Series A Preferred by that date (a Redemption Failure), then, in lieu of any other remedies or damages available to the Series A Holders (absent fraud), (i) the redemption price payable by us would increase by an amount equal to 10% of the stated value, (ii) we would use our best efforts to obtain stockholder approval to reduce the Conversion Price of the Series A Preferred from $2.00 to $0.50, and (iii) we would expand the size of our Board of Directors by two, would elect two persons designated by the Series A Holders to fill the two newly-created vacancies (or Series A Directors) by January 10, 2010, and we would use our best efforts to amend our certificate of incorporation to grant the Series A Holders the right to elect two Series A Directors to serve on our Board of Directors.

In connection with the Settlement Agreement, on May 22, 2009, Anthony Piscitelli, our Chief Executive Officer, President and Chairman, entered into an Irrevocable Proxy and Voting Agreement with the Series A Holders including WCOF (or Voting Agreement), pursuant to which Mr. Piscitelli agreed, among other things, that if a Redemption Failure occurs he will vote all shares of our voting stock owned by him in favor of (i) reducing the Conversion Price of the Series A Preferred from $2.00 to $0.50 and (ii) amending our certificate of incorporation to grant the Series A Holders the right to elect two Series A Directors to serve on the Board of Directors (collectively, the Company Actions). Mr. Piscitelli also appointed one of the Series A Holders as his proxy to vote his shares of our voting stock in favor of the Company Actions, and against approval of any opposing or competing proposal, at any stockholder meeting or written consent of our stockholders at which such matters are considered, during the terms of the Voting Agreement. The Voting Agreement terminates upon the earliest to occur of (a) such date on which no shares of Series A Preferred remain outstanding, or (b) June 30, 2011.

Pursuant to the terms of the Settlement Agreement, we also entered into a Registration Rights Agreement with the Series A Holders including WCOF (or Registration Rights Agreement), in which we agreed to file with the SEC, by June 1, 2009, a registration statement covering the resale of the Settlement Shares, and to use our best efforts to have such registration statement declared effective as soon as practicable thereafter. We further agreed with the Series A Holders to include in such registration statement the shares of common stock issued upon the exercise of the warrants acquired by the Series A Holders in connection with their investment in the Series A Preferred in May and June 2009. A registration statement covering such shares of common stock was filed, and subsequently declared effective on August 10, 2009.

In connection with our requirement to redeem any outstanding shares of the Series A Preferred on the Maturity Date (as such term is defined in the Certificate of Designation) pursuant to provisions of the Certificate of Designations (or Mandatory Redemption Provision), on April 8, 2010, we entered into a waiver agreement with the Series A Holders (or Waiver Agreement), pursuant to which the Series A Holders agreed to extend the Maturity Date from December 31, 2010 to April 1, 2011 (the period from December 31, 2010 to April 1, 2011 is referred to as the Extension Period). Pursuant to the Waiver Agreement, during the Extension Period, (i) the Series A Holders agreed to waive any right to the redemption of the Series A Preferred until the last day of the Extension Period, (ii) our failure to comply with the Mandatory Redemption Provision prior to the last day of the Extension Period shall be deemed not to be a breach of such provision or the terms and conditions of, or applicable to, the Series A Preferred and (iii) the Series A Holders agreed to waive all rights and remedies that would otherwise be available to the Series A Holders under the Certificate of Designations or any other Transaction Documents (as defined in the Securities Purchase Agreement between the Company and the Series A Holders dated as of March 7, 2008) as a result of our failure to comply with the Mandatory Redemption Provision during the Extension Period to the extent that such rights or remedies arise as a result of the existence or continuation of the our failure to comply with the Mandatory Redemption Provision and any Equity Conditions Failure and any Triggering Event otherwise arising under the Certificate of Designations as a result of any such failure to comply with the Mandatory Redemption Provision prior to the last day of the Extension Period.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table provides information concerning beneficial ownership of our common stock and Series A Convertible Preferred Stock (on an as converted to common stock basis) as of April 26, 2010, by:

•	each holder of more than 5% of our common stock;
•	our chief executive officer and each of the two other most highly compensated executive officers as of December 31, 2009 whose combined salary and bonus was over $100,000;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 47,858,957 shares of common stock outstanding as of April 26, 2010.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of April 26, 2010, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of the our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the persons below is c/o American Defense Systems, Inc., 230 Duffy Avenue, Hicksville, New York 11801.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Executive Officers and Directors
Anthony J. Piscitelli(1)(7)	8,372,394	17.4%
Curtis Taufman(2)	1,040,060	2.2%
Fergal Foley(3)	203,225	*
Richard P. Torykian, Sr.(4)	385,000	*
Alfred M. Gray(5)	75,000	*
Stephen R. Seiter	52,500	*
Victor Trizzino	58,500	*
Pasquale J. D’Amuro	50,000	*
All directors and officers as a group (15 persons)(1)(2)(3)(4)(5)(6)	10,647,262	22.5%
Other 5% Stockholder
West Coast Opportunity Fund, LLC(7)(8)	42,211,367	56.1%

*	An asterisk indicates that the total beneficial ownership or the total voting power of our common stock (in each case, including shares subject to options and warrants that may be exercised within 60 days of April 26, 2010) is less than 1%.
(1)	Includes 305,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of April 26, 2010.
(2)	Includes 300,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of April 26, 2010.
(3)	Includes 10,000 shares of common stock owned by Mr. Foley’s wife, of which Mr. Foley disclaims beneficial ownership. The beneficial ownership information includes 31,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of April 26, 2010.

(4)	Includes 35,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of April 26, 2010.
(5)	Includes 25,000 shares of common stock owned by Mr. Gray’s wife, of which Mr. Gray disclaims beneficial ownership.
(6)	Includes 102,750, 138,333, 10,000, 25,000 and 0 shares of common stock owned by Gary Sidorsky or his daughter, Russell Scales, Charles Pegg, Victor La Sala and Kevin J. Healy, respectively. The beneficial ownership information includes 31,500, 16,000, 10,000, 45,500 and 30,000 shares of common stock issuable upon exercise of options that may be exercised within 60 days of April 26, 2010 by Gary Sidorsky or his daughters, Charles Pegg, Russell Scales, Robert Aldrich and Victor La Sala, respectively.
(7)	Pursuant to an Irrevocable Proxy and Voting Agreement (the “Voting Agreement”) between holders of our Series A Convertible Preferred Stock (“Series A Preferred”) and Anthony Piscitelli, dated May 22, 2009, Mr. Piscitelli has agreed, among other things, that if we fail to redeem $7,500,000 in stated value of our Series A Preferred by December 31, 2009, he will vote all shares of voting stock owned by him in favor of (i) reducing the conversion price of the Series A Preferred and (ii) amending our certificate of incorporation to grant the holders of Series A Preferred the right to elect two persons to serve on our board of directors, as specified in the Voting Agreement (the “Company Actions”). Mr. Piscitelli appointed West Coast Opportunity Fund, LLC (“WCOF”) as his proxy to vote his shares of voting stock in favor of the Company Actions, and against approval of any opposing or competing proposal, at any stockholder meeting or written consent of our stockholders at which such matters are considered during the term of the Voting Agreement. The Voting Agreement terminates upon the earliest to occur of (a) such date on which no shares of Series A Preferred remain outstanding, or (b) June 30, 2011. Accordingly, WCOF may be deemed to be the beneficial owner of an aggregate of 8,372,394 shares of common stock owned by Mr. Piscitelli, which include 305,000 shares of common stock issuable upon the exercise of options that may be exercised within 60 days of April 26, 2010, held by Mr. Piscitelli.
(8)	WCOF directly owns 14,025 shares of our Series A Preferred Convertible Stock that are initially convertible into 28,050,000 shares of our common stock. The address of WCOF is c/o West Coast Asset Management, Inc., 1205 Coast Village Road, Montecito, California 93108. The foregoing information is derived from a Schedule 13D/A filed on June 18, 2009 and a Form 4 filed on January 14, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16 forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information, we believe that, during the fiscal year ended December 31, 2009, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for (i) a Form 4 for Richard Torykian to report the acquisition of shares that occurred on May 21, 2009, May 22, 2009 and May 27, 2009 that was reported on June 1, 2009, (ii) a Form 4 for West Coast Opportunity Fund, LLC to report the acquisition of shares that occurred on May 27, 2009 that was reported on June 1, 2009, (iii) a Form 4 for West Coast Opportunity Fund, LLC to report the acquisition of shares that occurred on June 8,2009 that was reported on June 15, 2009, and (iv) a Form 4 for Richard Torykian to report the acquisition of an option to purchase shares that occurred on July 31, 2009 that was reported on February 24, 2010.

ANNUAL REPORT AND INCORPORATION BY REFERENCE

We will provide, without charge, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at 230 Duffy Avenue, Hicksville, New York 11801. The Annual Report on Form 10-K for the fiscal year ended December 31, 2009 also is available without charge at http://phx.corporate-ir.net/phoenix.zhtml?c=219879&p=proxy.

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the section of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

Dated: April 30, 2010.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

American Defense Systems, Inc.

INTERNET
http://www.proxyvoting.com/eag
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#
73692

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS RECOMMENDED BY THE BOARD OF DIRECTORS OF AMERICAN DEFENSE SYSTEMS, INC.

Please mark your votes as indicated in this example ☒

	FOR all nominees listed to the left (except as marked to the contrary)	**WITHHOLD AUTHORITY** to vote for all nominees listed to the left	***EXCEPTIONS**
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01 Richard P. Torykian
02 Victor Trizzino

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
2. Vote to ratify the appointment of Marcum LLP as our independent registered public accounting firm for 2010.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ Signature ______________________ Date __________

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2009 Annual Report on Form 10-K are available at: **http://phx.corporate-ir.net/phoenix.zhtml?c=219879&p=proxy**

AMERICAN DEFENSE SYSTEMS, INC.

230 Duffy Avenue

Hicksville, New York 11801

ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AMERICAN DEFENSE SYSTEMS, INC.

The undersigned hereby appoints Gary Sidorsky and Fergal Foley, and each of them, with full power to act without the other, as proxies, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of Series A Convertible Preferred Stock of American Defense Systems, Inc. held of record by the undersigned on April 8, 2010, at the Annual Meeting of Stockholders to be held on May 26, 2010, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS AS RECOMMENDED BY THE BOARD OF DIRECTORS OF AMERICAN DEFENSE SYSTEMS, INC.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

GREENBERG TRAURIG, LLP
ATTN: SOONYOUN JOUN
1750 TYSONS BOULEVARD
SUITE 1200
MCLEAN, VA 22102

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS RECOMMENDED BY THE BOARD OF DIRECTORS OF AMERICAN DEFENSE SYSTEMS, INC.

Please mark your votes as indicated in this example ☒

	FOR all nominees listed to the left (except as marked to the contrary)	**WITHHOLD AUTHORITY** to vote for all nominees listed to the left	***EXCEPTIONS**
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01 Richard P. Torykian
02 Victor Trizzino

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
2. Vote to ratify the appointment of Marcum LLP as our independent registered public accounting firm for 2010.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ______________________ **Signature** ______________________ **Date** ____________